ABERCROMBIE & FITCH CO. REPORTS THIRD QUARTER FISCAL 2025 RESULTS

•Record third quarter net sales of $1.3 billion, up 7% from last year, 12th consecutive quarter of growth
•Net sales growth led by Americas up 7%, EMEA up 7%, partially offset by 6% decline in APAC
•Brand performance led by Hollister brands growth of 16%, with Abercrombie brands down 2%
•Operating margin of 12.0%, with earnings per diluted share of $2.36 exceeding outlook range
•$100 million in shares repurchased in the quarter; Year-to-date share repurchases of $350 million, 9% of shares outstanding at beginning of the year
•Narrows full-year outlook to net sales growth of 6% to 7%, net income per diluted share of $10.20 to $10.50

New Albany, Ohio, November 25, 2025: Abercrombie & Fitch Co. (NYSE: ANF) today announced results for the third quarter ended November 1, 2025. These compare to results for the third quarter ended November 2, 2024. Descriptions of the use of non-GAAP financial measures and reconciliations of GAAP and non-GAAP financial measures accompany this release.

Fran Horowitz, Chief Executive Officer, said, “We achieved three years of consecutive quarterly sales growth, delivering record third quarter net sales, with 7% growth to last year. Hollister brands grew 16% on a strong finish to back-to-school and fall seasonal transition. Abercrombie brands made sequential progress in-line with our expectations, and we are tightly managing inventory as we aim for fourth quarter brand net sales to be approximately flat to last year’s record. On the bottom line, we delivered a 12.0% operating margin including important investments in marketing, digital and technology, in addition to 210 basis points of adverse tariff impact. We exceeded our expectations on earnings per share, while also returning $100 million to shareholders in the third quarter, our seventh consecutive quarter of share repurchases.

As we enter the holiday season, our global teams are energized and ready to deliver exceptional experiences for our customers across brands and regions. We remain on track toward record net sales for fiscal 2025, on the foundation of consistent quarterly top-line growth, top-tier profitability, and healthy cash flow. Our results reinforce the strength of our operating model and give us confidence in our ability to drive sustainable, long-term shareholder value.”

Details related to reported net income per diluted share and adjusted net income per diluted share for the third quarter are as follows:

	2025	2024
GAAP	$2.36	$2.50
Impact from changes in foreign currency exchange rates (1)	—	(0.03)
Adjusted non-GAAP constant currency	$2.36	$2.47
(1)The estimated impact from foreign currency is calculated by applying current period exchange rates to prior year results using a 26% tax rate.

A summary of results for the third quarter ended November 1, 2025 as compared to the third quarter ended November 2, 2024:
•Net sales of $1.3 billion, up 7% as compared to last year, with comparable sales of 3%.
•Operating income of $155 million as compared to operating income last year of $179 million.
•Operating margin as a percent of sales of 12.0% as compared to 14.8% last year.
•Net income per diluted share of $2.36 as compared to net income per diluted share last year of $2.50.

Net Sales
Net sales by segment and brand for the third quarter are as follows:

(in thousands)	2025	2024	1 YR % Change	Comparable sales (2)
Net sales by segment: (1)
Americas (3)	$1,057,448	$986,449	7%	4%
EMEA (4)	194,510	181,592	7%	2%
APAC (5)	38,661	40,925	(6)%	(12)%
Total company	$1,290,619	$1,208,966	7%	3%

	2025	2024	1 YR % Change	Comparable sales (2)
Net sales by brand family:
Abercrombie	$617,345	$629,835	(2)%	(7)%
Hollister	673,274	579,131	16%	15%
Total company	$1,290,619	$1,208,966	7%	3%
(1)    Net sales by segment are presented by attributing revenues to a physical store location or geographical region that fulfills the order.
(2)    Comparable sales are calculated on a constant currency basis. Refer to "REPORTING AND USE OF GAAP AND NON-GAAP MEASURES," for further discussion.
(3)    The Americas segment includes the results of operations in North America and South America.
(4)    The EMEA segment includes the results of operations in Europe, the Middle East and Africa.
(5)    The APAC segment includes the results of operations in the Asia-Pacific region, including Asia and Oceania.

Financial Position and Liquidity
As of November 1, 2025 the company had:
•Cash and equivalents of $606 million compared to $773 million and $683 million as of February 1, 2025 and November 2, 2024, respectively.
•Marketable securities of $25 million compared to $116 million and $56 million as of February 1, 2025 and November 2, 2024, respectively. The decrease from February 1, 2025 was due to $105 million of maturities in Fiscal 2025.
•Inventories of $730 million compared to $575 million and $693 million as of February 1, 2025 and November 2, 2024, respectively.
•Borrowing capacity of $500 million under the senior-secured asset-based revolving credit facility (the “ABL Facility”) with net borrowing available of $450 million after minimum excess availability requirement.
•Liquidity comprised of cash and equivalents and borrowing available under the ABL Facility, of approximately $1.1 billion as of November 1, 2025. This compares to liquidity of $1.2 billion and $1.1 billion as of February 1, 2025 and November 2, 2024, respectively.

Cash Flow and Capital Allocation
Details related to the company’s cash flows for the year-to-date period ended November 1, 2025 are as follows:
•Net cash provided by operating activities of $313 million.
•Net cash used for investing activities of $95 million, primarily reflecting capital expenditures, partially offset by maturities of marketable securities.
•Net cash used for financing activities of $395 million, primarily reflecting share repurchases.

During the third quarter of 2025, the company repurchased 1.2 million shares for approximately $100 million. For the year-to-date period ended November 1, 2025, the company repurchased 4.5 million shares for $350 million, representing a 9% reduction in shares outstanding from the beginning of the year. The company has $950 million remaining on the share repurchase authorization established in March 2025.

Depreciation and amortization was $115 million for the year-to-date period ended November 1, 2025.

Fiscal 2025 Outlook

The following outlook replaces all previous full year guidance. For fiscal 2025, the company now expects:
	Current Full Year Outlook (1) (2)	Previous Full Year Outlook (2) (3)
Net sales	Growth In The Range of 6% to 7%	Growth In The Range of 5% to 7%
Operating margin	In The Range of 13.0% to 13.5%	In The Range of 13.0% to 13.5%
Effective tax rate (4)	Around 30%	Around 30%
Net income per diluted share (5) (6)	In The Range of $10.20 to $10.50	In The Range of $10.00 to $10.50
Share repurchases (6)	Around $450 million	Around $400 million
Diluted weighted average shares (5) (6)	Around 48 million	Around 49 million
Capital expenditures	~$225 million	~$225 million
Real estate activity (all approximate)	~40 Net Store Openings	~40 Net Store Openings
	60 Openings, 20 Closures	60 Openings, 20 Closures
	40 Remodels And Right-Sizes	40 Remodels And Right-Sizes

Fourth Quarter Outlook (1)
Net sales	Growth In The Range of 4% to 6%
Operating margin	Around 14%
Effective tax rate (4)	Around 30%
Net income per diluted share (5) (6)	In The Range of $3.40 to $3.70
Share repurchases (6)	Around $100 million
Diluted weighted average shares (5) (6)	Around 47 million
(1) Includes the estimated impact from the tariffs on goods imported into the United States in accordance with trade policies as of November 21, 2025. This excludes any other potential future trade policy changes imposed by the United States or other countries. Net of planned mitigation efforts, the full year outlook assumes approximately $90 million of tariff expense, or 170 basis points as a percent of net sales.
(2) Includes $39 million net benefit on a pre-tax basis, or $29 million on a tax-adjusted basis, from a litigation settlement.
(3) Released August 27, 2025.
(4) The current outlook for effective tax rate is sensitive to the jurisdictional mix and level of income and does not include the impact of potential future tax policy or legislative changes.
(5) The current outlook for net income per diluted share and diluted weighted average shares includes the anticipated impact to shares outstanding from potential share repurchase activity in fiscal 2025.
(6) The timing and amount of any such repurchases will be determined based on an evaluation of market conditions, the company’s share price, legal requirements, and other factors.

Conference Call
Today at 8:30 a.m. ET, the company will conduct a conference call and provide additional details around its quarterly results and its outlook for the fourth quarter. To access the call by phone, participants will need to register at the following URL address to obtain a dial-in number and passcode:
https://register-conf.media-server.com/register/BI2e64b4f132384c58afdebae36de224c2
A presentation of third quarter results will be available in the “Investors” section at corporate.abercrombie.com at approximately 7:30 a.m. ET, today. Important information may be disseminated initially or exclusively via the website; investors should consult the site to access this information.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This Press Release and related statements by management or spokespeople of Abercrombie & Fitch Co. (A&F) contain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). These statements, including, without limitation, statements regarding our fourth quarter and annual fiscal 2025 results, relate to our current assumptions, projections and expectations about our business and future events. Any such forward-looking statements involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the company’s control. The inclusion of such information should not be regarded as a representation by the company, or any other person, that the objectives of the company will be achieved. Words such as “estimate,” “project,” “plan,” “goal,” “believe,” “expect,” “anticipate,” “intend,” “should,” “are confident,” “will,” “could,” “outlook,” and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we assume no obligation to publicly update or revise any forward-looking statements, including any financial targets, estimates, or performance outlooks whether as a result of new information, future events, or otherwise. Factors that may cause results to differ from those expressed in our forward-looking statements include, but are not limited to, the factors disclosed in Part I, Item 1A. “Risk Factors” of the company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2025, and in our subsequent reports and filings with the Securities and Exchange Commission, as well as the following factors: risks and uncertainties related to global trade policy and global trade disputes, including the impact of the imposition or threat of imposition of new or increased tariffs by the United States or foreign governments or other changes to trade policies and arrangements; risks related to changes in global economic and financial conditions, including inflation, and the resulting impact on consumer spending and our operating results, financial condition, and expense management; risks related to global operations, including changes in the economic or political conditions where we sell or source our products; risks related to the geopolitical landscape and ongoing armed conflicts, acts of terrorism, mass casualty events, social unrest, civil disturbance or disobedience and the impact of such conflicts or events on international trade, supplier delivery or increased freight costs; risks related to natural disasters and other unforeseen catastrophic events; risks related to our failure to engage our customers, anticipate customer demand, expectations, and changing fashion trends, and manage our inventory and product delivery; risks related to our failure to operate effectively in a highly competitive and constantly evolving industry; risks related to our ability to successfully invest in and execute on our customer, digital and omnichannel initiatives; risks related to our ability to successfully execute technology initiatives and partnerships, such as those relating to artificial intelligence technology; risks related to our ability to execute on, and maintain the success of, our strategic and growth initiatives; risks related to fluctuations in foreign currency exchange rates; risks related to fluctuations in our tax obligations and effective tax rate, including as a result of earnings and losses generated from our global operations, may result in volatility in our results of operations; risks and uncertainty related to adverse public health developments; risks associated with climate change and other corporate responsibility issues; risks related to reputational harm to the company, its officers, and directors; risks related to actual or threatened litigation; risks related to cybersecurity threats and privacy or data security breaches, and the potential loss or disruption to our information systems, and uncertainties related to future legislation, regulatory reform, policy changes, or interpretive guidance on existing laws and regulations.

Other Information
This document includes certain adjusted non-GAAP financial measures, which are not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and exclude the impact of certain items. Management uses these non-GAAP financial measures to evaluate the company’s performance and manage its operations, and believes such measures to be helpful in understanding the company's results of operations or financial position. These non-GAAP financial measures are intended to complement, and are not considered as alternatives to, the most directly comparable GAAP financial measures, as reconciled in the above table. Also, such non-GAAP financial measures may not be comparable to similarly titled measures used by other entities. Additional details about non-GAAP financial measures and a reconciliation of GAAP financial measures to non-GAAP financial measures can be found in the “Reporting and Use of GAAP and Non-GAAP Measures” section. Sub-totals and totals may not foot due to rounding. Net income and net income per share financial measures included herein are attributable to Abercrombie & Fitch Co., excluding net income attributable to noncontrolling interests.

As used in this document, references to “Americas” includes North America and South America, “EMEA” includes Europe, the Middle East and Africa and “APAC” includes the Asia-Pacific region, including Asia and Oceania.

About Abercrombie & Fitch Co.
Abercrombie & Fitch Co. (NYSE: ANF) is a global, digitally led, omnichannel specialty retailer of apparel and accessories catering to kids through millennials with assortments curated for their specific lifestyle needs.

The company operates a family of brands, including Abercrombie brands and Hollister brands, each sharing a commitment to offer products of enduring quality and exceptional comfort that support global customers on their journey to being and becoming who they are. Abercrombie & Fitch Co. operates approximately 830 stores under these brands across North America, Europe, Asia and the Middle East, as well as the e-commerce sites abercrombie.com, abercrombiekids.com, and HollisterCo.com.

Investor Contact:	Media Contact:

Mo Gupta	Kate Wagner
Abercrombie & Fitch Co.	Abercrombie & Fitch Co.
(614) 283-6751	(614) 283-6192
Investor_Relations@anfcorp.com	Public_Relations@anfcorp.com

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended		Thirteen Weeks Ended
	November 1, 2025	% of Net Sales	November 2, 2024	% of Net Sales
Net sales	$1,290,619	100.0%	$1,208,966	100.0%
Cost of sales, exclusive of depreciation and amortization	483,670	37.5%	422,034	34.9%
Selling expense	459,548	35.6%	420,990	34.8%
General and administrative expense	193,402	15.0%	188,246	15.6%
Other operating income, net	(1,022)	(0.1)%	(1,586)	(0.1)%
Operating income	155,021	12.0%	179,282	14.8%
Interest expense	550	—%	569	—%
Interest income	(6,491)	(0.5)%	(9,302)	(0.8)%
Interest income, net	(5,941)	(0.5)%	(8,733)	(0.7)%
Income before income taxes	160,962	12.5%	188,015	15.6%
Income tax expense	45,862	3.6%	54,151	4.5%
Net income	115,100	8.9%	133,864	11.1%
Less: Net income attributable to noncontrolling interests	2,105	0.2%	1,885	0.2%
Net income attributable to A&F	$112,995	8.8%	$131,979	10.9%

Net income per share attributable to A&F
Basic	$2.41		$2.59
Diluted	$2.36		$2.50

Weighted-average shares outstanding:
Basic	46,842		50,951
Diluted	47,881		52,869

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Thirty-Nine Weeks Ended		Thirty-Nine Weeks Ended
	November 1, 2025	% of Net Sales	November 2, 2024	% of Net Sales
Net sales	$3,596,490	100.0%	$3,363,670	100.0%
Cost of sales, exclusive of depreciation and amortization	1,352,393	37.6%	1,163,019	34.6%
Selling expense	1,234,841	34.3%	1,163,565	34.6%
General and administrative expense	543,652	15.1%	555,941	16.5%
Other operating loss (income), net	2,392	0.1%	(3,611)	(0.1)%
Operating income	463,212	12.9%	484,756	14.4%
Interest expense	1,831	0.1%	11,538	0.3%
Interest income	(17,029)	(0.5)%	(30,497)	(0.9)%
Interest income, net	(15,198)	(0.4)%	(18,959)	(0.6)%
Income before income taxes	478,410	13.3%	503,715	15.0%
Income tax expense	138,183	3.8%	119,394	3.5%
Net income	340,227	9.5%	384,321	11.4%
Less: Net income attributable to noncontrolling interests	5,436	0.2%	5,324	0.2%
Net income attributable to A&F	$334,791	9.3%	$378,997	11.3%

Net income per share attributable to A&F
Basic	$6.99		$7.43
Diluted	$6.83		$7.13

Weighted-average shares outstanding:
Basic	47,869		51,030
Diluted	49,022		53,141

Reporting and Use of GAAP and Non-GAAP Measures
The company believes that each of the non-GAAP financial measures presented are useful to investors as they provide a measure of the company’s operating performance excluding the effect of certain items which the company believes do not reflect its future operating outlook, therefore supplementing investors’ understanding of comparability of operations across periods. Management used these non-GAAP financial measures during the periods presented to assess the company’s performance and to develop expectations for future operating performance. Non-GAAP financial measures should be used supplementally to, and not as an alternative to, the company’s GAAP financial results, and may not be calculated in the same manner as similar measures presented by other companies.

The company provides comparable sales, defined as the percentage year-over-year change in the aggregate of: (1) sales for stores that have been open as the same brand at least one year and whose square footage has not been expanded or reduced by more than 20% within the past year, with prior year’s net sales converted at the current year’s foreign currency exchange rate to remove the impact of foreign currency rate fluctuation, and (2) digital net sales with prior year’s net sales converted at the current year’s foreign currency exchange rate to remove the impact of foreign currency rate fluctuation.

The company also provides certain financial information on a constant currency basis to enhance investors’ understanding of underlying business trends and operating performance, by removing the impact of foreign currency exchange rate fluctuations. The effect from foreign currency, calculated on a constant currency basis, is determined by applying current year average exchange rates to prior year results and is net of the year-over-year impact from hedging. The per diluted share effect from foreign currency is calculated using a 26% tax rate.

In addition, the company provides EBITDA and Adjusted EBITDA as supplemental measures used by the company’s executive management to assess the company’s performance. We also believe these supplemental performance measures are meaningful information for investors and other interested parties to use in computing the company’s core financial performance over multiple periods and with other companies by excluding the impact of differences in tax jurisdictions, debt service levels and capital investment.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Thirty-Nine Weeks Ended November 1, 2025
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	% of Net Sales	Excluded item (2)	Adjusted non-GAAP	% of Net Sales
Litigation settlement	$(38,574)		$(38,574)	$—
Operating income	463,212	12.9%	38,574	424,638	11.8%
Income before income taxes	478,410	13.3%	38,574	439,836	12.2%
Income tax expense (3)	138,183	3.8%	9,829	128,354	3.6%
Net income attributable to A&F	334,791	9.3%	28,745	306,046	8.5%

Net income per diluted share attributable to A&F	$6.83		$0.59	$6.24
Diluted weighted-average shares outstanding	49,022			49,022
(1)    “GAAP” refers to accounting principles generally accepted in the United States of America.
(2)    Excluded item consists of a favorable settlement, net of legal fees, of payment card interchange fee litigation
(3)    The tax effect of excluded items is the difference between the tax provision calculated on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Reconciliation of Constant Currency Financial Measures
Thirteen Weeks Ended November 1, 2025 and November 2, 2024
(in thousands, except percentage and basis point changes and per share data)
(Unaudited)

	2025	2024	% Change
Net sales
GAAP (1)	$1,290,619	$1,208,966	7%
Impact from changes in foreign currency exchange rates (2)	—	5,834	—
Net sales on a constant currency basis	$1,290,619	$1,214,800	6%

Operating income	2025	2024	BPS Change (3)
GAAP (1)	$155,021	$179,282	(280)
Impact from changes in foreign currency exchange rates (2)	—	(1,852)	20
Non-GAAP constant currency basis	$155,021	$177,430	(260)

Net income per share attributable to A&F	2025	2024	$ Change
GAAP (1)	$2.36	$2.50	$(0.14)
Impact from changes in foreign currency exchange rates (2)	—	(0.03)	0.03
Non-GAAP constant currency basis	$2.36	$2.47	$(0.11)

(1)    “GAAP” refers to accounting principles generally accepted in the United States of America.
(2)    The estimated impact from foreign currency is determined by applying current period exchange rates to prior year results and is net of the year-over-year impact from hedging. The per diluted share estimated impact from foreign currency is calculated using a 26% tax rate.
(3)    The estimated basis point change has been rounded based on the percentage change.

Abercrombie & Fitch Co.
Reconciliation of EBITDA and Adjusted EBITDA
Thirteen Weeks Ended November 1, 2025 and November 2, 2024
(in thousands)
(Unaudited)

	2025	% of Net Sales	2024	% of Net Sales
Net income	$115,100	8.9%	$133,864	11.1%
Income tax expense	45,862	3.6	54,151	4.5
Interest income, net	(5,941)	(0.5)	(8,733)	(0.7)
Depreciation and amortization	38,566	3.0	39,566	3.2
EBITDA	$193,587	15.0%	$218,848	18.1%

Abercrombie & Fitch Co.
Reconciliation of EBITDA and Adjusted EBITDA
Thirty-Nine Weeks Ended November 1, 2025 and November 2, 2024
(in thousands)
(Unaudited)

	2025	% of Net Sales	2024	% of Net Sales
Net income	$340,227	9.5%	$384,321	11.4%
Income tax expense	138,183	3.8	119,394	3.5
Interest (income) expense, net	(15,198)	(0.4)	(18,959)	(0.6)
Depreciation and amortization	114,566	3.2	116,610	3.6
EBITDA (1)	$577,778	16.1%	$601,366	17.9%

Adjustments to EBITDA
Litigation settlement	(38,574)	(1.1)%	—	—%
Adjusted EBITDA (1)	$539,204	15.0%	$601,366	17.9%

(1)EBITDA and Adjusted EBITDA are supplemental financial measures that are not defined or prepared in accordance with GAAP. EBITDA is defined as net income before interest, income taxes and depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for a favorable settlement, net of legal fees, of payment card interchange fee litigation.

Abercrombie & Fitch Co.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	November 1, 2025	February 1, 2025	November 2, 2024
Assets
Current assets:
Cash and equivalents	$605,783	$772,727	$683,089
Marketable securities	25,255	116,221	55,790
Receivables	131,741	105,324	111,583
Inventories	730,453	575,005	692,596
Other current assets	116,303	104,154	112,709
Total current assets	1,609,535	1,673,431	1,655,767
Property and equipment, net	661,646	575,773	570,440
Operating lease right-of-use assets	965,919	803,121	798,290
Other assets	242,818	247,562	245,375
Total assets	$3,479,918	$3,299,887	$3,269,872

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$461,528	$364,532	$466,303
Accrued expenses	458,075	504,922	469,148
Short-term portion of operating lease liabilities	225,847	211,600	210,335
Income taxes payable	17,557	45,890	36,303
Total current liabilities	$1,163,007	$1,126,944	$1,182,089
Long-term liabilities:
Long-term portion of operating lease liabilities	$905,041	$740,013	$734,918
Other liabilities	80,460	81,607	92,405
Total long-term liabilities	985,501	821,620	827,323
Total Abercrombie & Fitch Co. stockholders’ equity	1,316,843	1,335,628	1,247,133
Noncontrolling interests	14,567	15,695	13,327
Total stockholders’ equity	1,331,410	1,351,323	1,260,460
Total liabilities and stockholders’ equity	$3,479,918	$3,299,887	$3,269,872

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Cash Flows
(in thousands, except per share data)
(Unaudited)

	Thirty-Nine Weeks Ended
	November 1, 2025	November 2, 2024
Operating activities
Net cash provided by operating activities	$313,000	$402,756

Investing activities
Purchases of marketable securities	$(15,000)	$(55,000)
Proceeds from maturities of marketable securities	105,000	—
Purchases of property and equipment	(185,212)	(132,040)
Net cash used for investing activities	$(95,212)	$(187,040)

Financing activities
Redemption of senior secured notes	$—	$(223,331)
Payment of debt modification costs and fees	—	(3,273)
Purchases of common stock	(351,224)	(129,807)
Acquisition of common stock for tax withholding obligations	(36,181)	(69,613)
Other financing activities	(7,149)	(6,546)
Net cash used for financing activities	$(394,554)	$(432,570)

Effect of foreign currency exchange rates on cash	$8,930	$(1,834)
Net decrease in cash and equivalents, and restricted cash and equivalents	$(167,836)	$(218,688)
Cash and equivalents, and restricted cash and equivalents, beginning of period	$780,395	$909,685
Cash and equivalents, and restricted cash and equivalents, end of period	$612,559	$690,997